                                                                    Exhibit 4(b)

                  NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

INSURED:              JOHN DOE
POLICY NUMBER:        9,000,000         POLICY ISSUE DATE:      09/01/2002
FACE AMOUNT:          $50,000.00        ISSUE AGE:              35
DEATH BENEFIT:        OPTION A          POLICY DATE:            09/01/2002

Nationwide Life Insurance Company of America agrees:

To pay the Beneficiary of this Policy the Insurance Proceeds upon receiving due proof of the Insured's death; To provide you (the Policy Owner) with the other rights and benefits of this Policy. These agreements are subject to the provisions of this Policy.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED, AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

THE PORTION OF THE POLICY ACCOUNT VALUE THAT IS IN A SUBACCOUNT MAY INCREASE OR DECREASE, DEPENDING UPON THE UNIT VALUE OF SUCH SUBACCOUNT, WHICH IN TURN DEPENDS UPON THE INVESTMENT EXPERIENCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF YOUR POLICY ACCOUNT VALUE IN THE SUBACCOUNTS.

The portion of the Policy Account Value that is in the Guaranteed Account and the Loan Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

Please read this Policy with care. A guide to its provisions is on the last page. A description is on page 2. Any additional benefit riders and a copy of the Application are included in this Policy before the last page.

         This is a legal contract between the Owner and Nationwide Life Insurance Company of America.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THE POLICY TO US WITH A WRITTEN REQUEST NO LATER THAN 10 DAYS AFTER YOU RECEIVE IT. ALL YOU HAVE TO DO IS TAKE THIS POLICY OR MAIL IT TO OUR SERVICE CENTER AT 300 CONTINENTAL DRIVE, NEWARK, DE 19713-4399; P.O. BOX 15750, WILMINGTON, DE 19850-5750; OR TO ONE OF OUR OFFICES OR TO THE REPRESENTATIVE WHO SOLD IT TO YOU. IF YOU DO THIS, WE WILL REFUND AN AMOUNT EQUAL TO: (A) THE DIFFERENCE BETWEEN THE PREMIUMS YOU PAID (INCLUDING ANY FEES AND CHARGES) AND THE SUM OF THE AMOUNTS ALLOCATED TO THE GUARANTEED ACCOUNT AND THE SUBACCOUNTS; PLUS (B) THE VALUE OF THE AMOUNTS ALLOCATED TO THE GUARANTEED ACCOUNT INCLUDING ANY INTEREST ACCUMULATED TO THE DATE YOU RETURN THE POLICY TO US; PLUS (C) THE VALUE OF THE AMOUNTS ALLOCATED TO THE SUBACCOUNTS INCLUDING THE NET INVESTMENT EXPERIENCE OF SUCH SUBACCOUNTS TO THE DATE YOU RETURN THE POLICY TO US; PLUS (D) ANY FEES OR CHARGES IMPOSED ON THE AMOUNTS ALLOCATED TO THE GUARANTEED ACCOUNT OR THE SUBACCOUNTS.

Signed for the Company by:


/s/ J. Tucker                                           /s/ Robert W. Kloss
--------------------                                    -------------------
Designated Officer                                      President

           Flexible Premium Adjustable Variable Life Insurance Policy Insurance Proceeds payable upon death before Final Policy Date
  Policy Account Value payable on Final Policy Date/Adjustable Death Benefit
   Values provided by this Policy are based on declared interest rates of the
         Guaranteed and Loan Accounts and on the investment experience of the Subaccounts
                   Non-participating/Employee Benefit Series

  FOR INQUIRIES, INFORMATION AND RESOLUTION OF COMPLAINTS, CALL: 1-800-688-5177


Form VL106

                               POLICY DESCRIPTION

This is a flexible premium adjustable variable life insurance policy.

Net premiums are allocated at your direction to one or more of the Subaccounts and/or the Guaranteed Account.

The Subaccounts invest in securities and other investments whose value is subject to market fluctuation and investment risk. There is no guarantee of principal or investment return.

The Guaranteed Account earns interest at rates we declare in advance. The rates are guaranteed to equal or exceed 4%. The principal, after deductions, is also guaranteed.

The duration of life insurance coverage depends on the Net Cash Surrender Value except that during the first five Policy Years, your Policy will remain in force if the sum of the premiums paid less loans and partial withdrawals equals or exceeds the Minimum Guarantee Premium.

If Death Benefit Option A has been selected, the Death Benefit is the Face Amount of this Policy and the amount of the Death Benefit is fixed, except where it is a percentage of the Policy Account Value. If Death Benefit Option B has been selected, the Death Benefit is the Face Amount of this Policy plus the Policy Account Value. The amount of the Death Benefit under Option B is variable. Under either Option, the Death Benefit will not be less than a percentage of the Policy Account Value.

To compute the Insurance Proceeds payable upon the Insured's death, we start with the Death Benefit and adjust this amount if there is a loan.

We make monthly deductions from the Policy Account Value to cover the cost of benefits provided under this Policy, including the cost of any benefits provided by rider. We will allocate such deductions to the Subaccounts and the Guaranteed Account in accordance with your instructions.

If you surrender this Policy for its Net Cash Surrender Value or reduce the Face Amount of insurance during the first 15 Policy Years or within 15 years after the effective date of an increase in the Face Amount, we will deduct any applicable Surrender Charges from the Policy Account Value.

We will pay the proceeds under this Policy in one sum unless a Payment Option is in force. If you elect a Payment Option it will apply to payment of the Net Cash Surrender Value if you surrender this Policy or to the Insurance Proceeds paid to the Beneficiary when the Insured dies. If a Payment Option is not in force when the Insured dies, the Beneficiary will be able to elect a Payment Option for the Insurance Proceeds.

If this Policy lapses, coverage will end. If such occurs, you may be able to reinstate this Policy within three full years with full benefits.

As Policy Owner, you have these rights in this Policy, among others, subject to the terms, conditions, and limits in this Policy:

         -        You may make premium payments at any time and of any amount.

         - You may change the allocation of premiums and deductions among your investment options.

         -        You may increase or decrease the Face Amount of insurance.

         -        You may change the Death Benefit Option.

         -        You may transfer amounts among your investment options.

         -        You may borrow on this Policy.

         -        You may make a partial withdrawal of the Net Cash Surrender
                  Value.

         -        You may surrender this Policy for its Net Cash Surrender
                  Value.

         - You may change the Beneficiary of the Insurance Proceeds of this Policy.

         -        You may assign this Policy and change the Owner.

This is only a summary of what the Policy provides. You should read the entire Policy carefully as its terms govern your rights and our obligations.

                                     Page 2


Form VL106

                                  DEFINITIONS

ATTAINED AGE. The Issue Age of the Insured plus the number of full years since the Policy Date.

CASH SURRENDER VALUE. The Policy Account Value minus any applicable Surrender Charges.

INSURANCE PROCEEDS. The net amount to be paid to the Beneficiary when the Insured dies. (See Amount of Insurance Proceeds provision.)

INSURED. The person named as the Insured on the first page. He or she need not be the Owner.

LOAN ACCOUNT. The account to which we transfer the amount of any policy loan from the Subaccounts and Guaranteed Account.

MINIMUM GUARANTEE PREMIUM. The Minimum Annual Premium multiplied by the number of months since the Policy Date, including the current month, divided by 12.

NET CASH SURRENDER VALUE. The Policy Account Value minus any applicable Surrender Charges, minus any outstanding policy loans and accrued interest.

NET PREMIUM. The remainder of a premium after deduction of the Premium Expense Charge.

POLICY ACCOUNT VALUE. The sum of this Policy's values in the Subaccounts, the Guaranteed Account and the Loan Account.

POLICY ANNIVERSARY. The same day and month as the Policy Date in each later year.

POLICY PROCESSING DAY. The day in each calendar month which is the same day of the month as the Policy Date. The first Policy Processing Day is the Policy Date.

POLICY YEAR. A year that starts on the Policy Date or on a Policy Anniversary.

WE, OUR, US AND COMPANY. Nationwide Life Insurance Company of America, a Pennsylvania Corporation.

YOU AND YOUR. The Owner of this Policy.

                               GENERAL PROVISIONS

THE CONTRACT. This Policy is issued in consideration of payment of the Minimum Initial Premium shown in the Policy Schedule. This Policy and the initial Application, a copy of which is attached, and all subsequent Applications to change the Policy and all additional Policy Schedule pages added to this Policy, form the whole contract. We assume that all statements in the applications were made to the best of the knowledge and belief of the person(s) who made them; in the absence of fraud, they are assumed to be representations and not warranties. We relied on those statements when we issued or changed this Policy. We will not use any statement, unless made in the Applications, to void this Policy or to deny a claim.

POLICY MODIFICATIONS. Only the President or a Vice President of the Company may agree to modify this Policy, and then only in writing.

SUICIDE EXCLUSION. If the Insured, whether sane or insane, dies by suicide within two years from the Policy Issue Date, our payment will be limited to the sum of premiums paid, minus any loan and loan interest and any partial withdrawals of Net Cash Surrender Value. If the Insured, whether sane or insane, dies by suicide within two years of the Effective Date of a policy change which increases the Death Benefit, our payment with respect to such increase will be limited to the sum of the monthly deductions for the cost of insurance attributable to such increase and the expense charge for the increase in Face Amount deducted from the Policy Account Value.

MISSTATEMENT OF AGE. If the Insured's stated age is not correct, the Death Benefit and any benefits provided by riders to this Policy shall be those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age. There is no adjustment to the Policy Account Value at that time.

Form VL106

INCONTESTABILITY. We have the right to contest the validity of this Policy based on material misstatements made in the initial Application for this Policy. We also have a right to contest the validity of any policy change based on material misstatements made in any Application for that change. However, we will not contest this Policy after it has been in force during the Insured's lifetime for two years from the Policy Issue Date, except for nonpayment of the Minimum Initial Premium. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this Policy, after such change or reinstatement has been in effect for two years during the Insured's lifetime. See any supplementary benefit riders for modifications that apply to them.

PERIODIC REPORT. At least once a year we will send you a report for this Policy. It will show: (1) the current Death Benefit; (2) the current Policy Account Value; (3) the Guaranteed Account Value; (4) the Loan Account Value; (5) the value in each Subaccount (6) premiums paid since the last report; (7) charges deducted since the last report; (8) any partial withdrawals of Net Cash Surrender Value since the last report; (9) any policy loans and accrued interest; (10) the current Net Cash Surrender Value; (11) any other information that may be required when and where this Policy is delivered.

You may ask for a similar report at some other time. We have the right to make a reasonable charge for the reports that you ask for, and to limit the scope and frequency of such reports.

PAYMENTS. We will usually pay any amounts payable as a result of surrender, partial withdrawal or policy loan within 7 days after we receive your written request at our Service Center in a form satisfactory to us. We will usually pay the Insurance Proceeds within 7 days after we receive proof of the Insured's death at our Service Center and all other requirements deemed necessary are met.

However, payment may be postponed if we are not able to sell securities or determine the value of the assets of the Subaccounts because:

1.       the New York Stock Exchange is closed;

2. the Securities and Exchange Commission (SEC) requires trading to be restricted or declares an emergency; or

3. the SEC by order permits us to defer payments for the protection of Policy Owners.

As to amounts allocated to the Guaranteed Account, we may defer payment of any withdrawal or surrender of Net Cash Surrender Value and the making of a loan for up to six months after we receive your written request at our Service Center.

We will allow interest, at a rate of 3% a year, on any payment we defer for 30 days or more under this provision.

POLICY CHANGES - TAX CONSIDERATIONS. In order to receive the tax treatment accorded to life insurance under federal tax laws, this Policy must qualify and continue to qualify as life insurance under the Internal Revenue Code. We reserve the right to decline to accept a premium payment, to decline to change the Death Benefit Option, or to decline a partial withdrawal which would cause this Policy to fail to qualify as life insurance under the applicable tax law, as interpreted by us. We also reserve the right to make changes in this Policy or to riders or to make distributions from this Policy to the extent we deem such to be necessary for this Policy to continue to qualify as life insurance. Such changes will apply uniformly to all affected policies. You will receive advance written notification of such changes.

CHANGES IN POLICY COST FACTORS. Changes in credited interest rates, cost of insurance charges, Percent of Premium Charge, mortality and expense risk charges, and Monthly Administrative Charges will be by class and will be based upon changes in future expectations for such factors as:

         (a) investment earnings;

         (b) mortality;

         (c) persistency;

         (d) expenses; and

         (e) taxes.

Any change will be determined in accordance with the procedures and standards on file, if required, with the insurance supervisory official of the state in which this Policy is delivered.

POLICY ILLUSTRATIONS. Upon request, we will provide an illustration of the future benefits under this Policy. We reserve the right to charge a reasonable fee for this service if you request more than one policy illustration during a Policy Year.

Form VL106

                    POLICY OWNER AND BENEFICIARY PROVISIONS

OWNERSHIP. Unless otherwise stated in the Application or later changed, the Owner of this Policy is the Insured. While the Insured is living, the Owner alone is entitled to exercise any right and privilege granted by this Policy or by us. If the Insured is living on the Final Policy Date shown in the Policy Schedule and while this Policy is in force, we will pay you, the Owner, the Policy Account Value on that date, less any outstanding policy loan and accrued loan interest. This Policy will then end. If you are not the Insured and you die while the Insured is still living, all rights will vest in your estate, unless otherwise provided.

BENEFICIARY. The Beneficiary is entitled to the Insurance Proceeds under this Policy. The Beneficiary is as stated in the Application, unless later changed. When a Beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. If two or more persons are named, those surviving the Insured will share the Insurance Proceeds equally, unless otherwise stated. If none of the persons named survives the Insured, we will pay the Insurance Proceeds in one sum to the Insured's estate.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber or alienate any payments under this Policy before they are due. No payments shall be subject to the debts, contract or engagements of any Beneficiary nor to any judicial process to levy upon or attach the same for payment of such debts.

CHANGES. While the Insured is living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment or other action we take before we receive the notice at our Service Center. If you change the Beneficiary, any previous arrangement you made under the Payment Options provision is cancelled.

ASSIGNMENT. You may assign this Policy but we will not be bound by any assignment unless it is in writing and we have received it at our Service Center. Your rights and those of any other person referred to in this Policy will be subject to the assignment. We assume no responsibility for the validity of any assignments.

CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an Assignment.

                            DEATH BENEFIT PROVISIONS

If the Insured dies while this Policy is in force, we will pay the Insurance Proceeds to the Beneficiary when we receive: (1) proof that the Insured died before the Final Policy Date; and (2) all other requirements deemed necessary to make payment.

DEATH BENEFIT. The Death Benefit will be determined under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under either Option, the duration of insurance coverage depends upon your Net Cash Surrender Value.

OPTION A. Under Option A, the Death Benefit is the greater of the Face Amount of insurance, or a percentage of the Policy Account Value on the date of death (see Table of Percentages, below). Under this Option, the amount of the Death Benefit is fixed, unless it is determined by such a percentage.

OPTION B. Under Option B, the Death Benefit is the greater of the Face Amount of insurance plus the Policy Account Value on the date of death, or a percentage of the Policy Account Value on the date of death (see Table of Percentages, below). Under this Option, the amount of the Death Benefit is variable.

TABLE OF PERCENTAGES. The following table is used in determining the Death Benefit under Option A and Option B above. For Attained Ages not shown, the applicable percentages shall decrease by a ratable portion for each full year.

       ATTAINED AGE                   PERCENTAGE
       ------------                   ----------
       0 through 40                     250%

Form VL106                           Page 8

ATTAINED AGE                  PERCENTAGE
------------                  ----------
45                            215%
50                            185%
55                            150%
60                            130%
65                            120%
70                            115%
75 through 90                 105%
95 through 99                 100%

AMOUNT OF INSURANCE PROCEEDS. The Insurance Proceeds will be determined as of the date of the Insured's death and will be equal to:

1.       the Death Benefit described above;

2. plus any additional benefits due under a supplementary benefit rider attached to this Policy;

3.       less any loan and accrued loan interest on this Policy;

4. less any overdue deductions if the death of the Insured occurs during the Grace Period.

PAYMENT OF INSURANCE PROCEEDS. We will pay the Insurance Proceeds to the Beneficiary in a lump sum, unless a Payment Option has been selected. If the proceeds are payable in a lump sum, we will add interest to the amount of such proceeds for the period from the date of death to the date of payment. The amount of interest will be computed at the yearly rate of 3% or any higher rate declared by us or required by law.

CHANGING THE FACE AMOUNT OF INSURANCE OR DEATH BENEFIT OPTION. During the first Policy Year, the Death Benefit Option and the Face Amount of insurance will be as selected at the time of application, as shown in the Policy Schedule.

After the first Policy Year while this Policy is in force, you may change the Death Benefit Option or the Face Amount, except in the 12-month period following a Face Amount increase. Any change will be effective as of the Policy Processing Day that coincides with or next follows the date we approve your written request, provided we have received the premium required for the change. You may request a change by completing an application for change. A copy of such application will be attached to new Policy Schedule pages which will be issued when the change is approved. The application for change and new Policy Schedule pages will become a part of this Policy. We may require you to return this Policy to make a change.

FACE AMOUNT INCREASE. You may request a Face Amount increase subject to the following:

         (a) you must provide evidence satisfactory to us of the Insured's insurability;

         (b)      the Insured's Attained Age must be 75 years or less;

         (c) you may not have increased the Face Amount in the prior 12-month period;

         (d)      the Face Amount increase must be for at least $25,000.

We will deduct the expense charge for an increase in Face Amount shown in the Policy Schedule from the Policy Account Value as of the effective date of the increase. The deduction will be made in accordance with the allocation schedule for monthly deductions in effect at such time.

You may cancel an increase in Face Amount and receive a refund by giving us written notice no later than 10 days after you receive the new Policy Schedule pages reflecting the increase. The amount of the refund will be equal to the monthly deductions for such increase plus the expense charge for the increase in Face Amount shown in the Policy Schedule. If you cancel the increase but do not request a refund, we will add the refund to the Policy Account Value. This amount will be allocated in the same proportion as it was deducted. Any premium payment made after the increase will not be refunded.

CONVERSION PRIVILEGE FOR INCREASE. You have the right once during the first two years following the Effective Date of an increase in Face Amount to convert the increase in Face Amount and receive a life insurance policy that provides for fixed benefits. No evidence of insurability will be required. The new policy will have the same Face Amount and Issue Date as the amount and Effective Date of the increase. Premiums for the new policy will be based on our rates in effect for the same Attained Age, and Premium Class of the Insured as of the Effective Date of the increase. A refund will be made equal to the monthly deductions for such increase plus the expense charge for the increase shown in the Policy Schedule.

FACE AMOUNT DECREASE. You may request a Face Amount decrease provided:

         (a) the Face Amount of the Policy after the decrease is not less than the minimum amount shown in the Policy Schedule;

         (b)      the amount of the decrease is for at least $25,000;

         (c) you may not have increased the Face Amount in the prior 12-month period;


Form VL106                          Page 9

         (d) if the decrease is made during the first 15 Policy Years, or within 15 years following the effective date of a Face Amount increase, we will deduct a pro rata share of any applicable Surrender Charges from the Policy Account Value.

         (e) a decrease in the Face Amount will reduce this Policy's Face Amount in the following order:

                  1. the Face Amount attributable to the most recent Face Amount increase;

                  2. the Face Amount attributable to the next most recent Face Amount increases, successively;

                  3.       the Initial Face Amount.

CHANGE FROM DEATH BENEFIT OPTION A TO OPTION B. If you request a change from Option A to Option B, we will decrease the Face Amount by the Policy Account Value as of the date of change. We reserve the right to decline to make such a change if it would reduce the Face Amount below the minimum amount for which we would then issue this Policy under our rules.

CHANGE FROM DEATH BENEFIT OPTION B TO OPTION A. If you request a change from Option B to Option A, we will increase the Face Amount by the Policy Account Value on the date of change.

The decreases and increases in Face Amount described above in connection with changes in the Death Benefit Option are made so the Death Benefit remains the same on the date of change. We do not require evidence of insurability, nor do we deduct a Surrender Charge or the Expense Charge to increase the Face Amount for such changes.

Tax considerations. We reserve the right to refuse to make a policy change if such would cause this Policy to fail to qualify as life insurance under applicable laws, as interpreted by us.

                           PREMIUM PAYMENT PROVISIONS

The Minimum Initial Premium shown in the Policy Schedule is due on or before the date the Policy is delivered. No insurance will take effect until the Minimum Initial Premium is paid, while the health and other conditions of the Insured stay the same as described in the Application for this Policy. Prior to the Final Policy Date and while this Policy is in force you may make additional premium payments at any time and in any amount (subject to certain limits described below). We intend to send premium reminder notices to you for the Planned Periodic Premium shown in the Policy Schedule, unless at the time of application or later you request in writing that such notices not be sent. You do not need to pay the Planned Periodic Premiums and may change their frequency and amount subject to the limits described below. (However, see Grace Period.)

LIMITS FOR PREMIUM PAYMENTS. Each premium payment after the initial one must be for at least the Minimum Payment amount shown in the Policy Schedule. We may increase this minimum amount upon 90 days written notice to you of such increase. This minimum amount will not exceed $500.

We reserve the right not to accept any portion of premium payments during a Policy Year if we determine that such portion would cause this Policy to fail to qualify as life insurance under applicable tax laws, as interpreted by us.

We reserve the right to limit the amount of any premium payment if it increases the Death Benefit more than it increases the Policy Account Value unless you provide evidence of the Insured's insurability satisfactory to us.

GRACE PERIOD. During the first five Policy Years, the duration of the insurance coverage under this Policy depends, in part, upon whether the Net Cash Surrender Value is sufficient to cover the monthly deductions. If the Net Cash Surrender Value is not sufficient, we will determine if the Minimum Guarantee Premium has been paid. If the Net Cash Surrender Value is not sufficient and the sum of the premiums paid less any loans and partial withdrawals does not equal or exceed the Minimum Guarantee Premium, the Grace Period described below will begin. After the first five Policy Years, the duration of the insurance coverage under this Policy depends solely upon whether the Net Cash Surrender Value is sufficient to cover the monthly deductions.

If the Net Cash Surrender Value at the beginning of any policy month is less than the deductions for that month (and during the first five Policy Years, the Minimum Guarantee Premium has not been

Form VL106

paid), we will send written notice to you and any assignee of record stating that a Grace Period of 61 days has begun, starting on the date we mail such notice. The notice will indicate an amount equal to three monthly deductions. If we do not receive payment of such amount before the end of the Grace Period, we will withdraw the Policy Account Value including any applicable Surrender Charge and send you and any assignee of record written notice that the Policy has lapsed without value.

If the Insured dies during the Grace Period, we will pay the Insurance Proceeds.

REINSTATEMENT. If this Policy has lapsed without value, you may reinstate it while the Insured is alive if you:

1.       apply for reinstatement within three years after the end of the Grace
         Period;

2.       provide evidence of the Insured's insurability satisfactory to us; and

3. make a premium payment of an amount sufficient to keep the Policy in force for at least three months after the date of reinstatement.

The Effective Date of the reinstated Policy will be the Policy Processing Day, which coincides with or next follows the date we approve the reinstatement application.

                             PREMIUM EXPENSE CHARGE

The Premium Expense Charge consists of the following:

1.       Premium Tax Charge; and

2.       Percent of Premium Charge.

The Premium Expense Charge will be deducted from any premiums paid and the amount remaining will be the Net Premium. The amounts of these charges are shown in the Policy Schedule.

                              THE SEPARATE ACCOUNT

A Separate Account will be used to support the operation of this Policy and to support other variable life insurance policies. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. However, these assets are not part of our General Account. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the Separate Account without regard to our other income, gains or losses.

The Separate Account is treated as a unit investment trust under federal securities laws. It is registered with the Securities and Exchange Commission
(SEC) under the Investment Company Act of 1940 (1940 Act).

The Subaccounts will invest in shares or units of their respective portfolios or series.

The Separate Account is subject to the laws of the Commonwealth of Pennsylvania which regulate the operations of insurance companies incorporated in Pennsylvania. The investment policies of the Separate Account will not be changed without the approval of the Pennsylvania Commissioner of Insurance. The approval process has been filed with the insurance supervisory official of the state in which this Policy is delivered.

We have the right, subject to compliance with applicable laws, to make additions to, deletions from, or substitutions for, the shares or units of an investment company that are held by the Subaccounts or that the Subaccounts may purchase. We reserve the right to eliminate the shares or units of an eligible portfolio or series, and to substitute shares or units of another portfolio or series, or another fund, if the shares or units of the portfolio or series are no longer available for investments, or if in our judgment further investment in the portfolio or series should become inappropriate in view of the purposes of the Subaccount. In the event of any substitution or

Form VL106
change, we may, subject to your written approval and by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

We also reserve the right to transfer assets of a Subaccount or the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Subaccount or Separate Account. If this type of transfer is made, the Subaccount or Separate Account specified in this Policy shall then refer to the Subaccount or Separate Account to which the assets were transferred.

The Policy Owner will share only in the income, gains, and losses of the particular Subaccounts to which your Net Premium payments have been allocated or to which portions of the Policy Account Value have been transferred.

That portion of the assets of the Separate Account which equals the reserves or other policy liabilities of the policies with respect to the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account, which are in excess of such reserves and other policy liabilities.

When permitted by law, we also reserve the right:

1. to create additional Separate Accounts; create Subaccounts from, or combine remove Subaccounts from, Separate Accounts; or to combine any two or Separate Accounts;

2. to operate any one or more of the Separate Accounts as a management investment company under the 1940 Act or in any form permitted by law;

3.       to deregister the unit investment trusts the 1940 Act;

4.       to modify the provisions of this Policy comply with applicable laws;

5. to restrict or eliminate any voting rights policyholders or other persons who voting rights as to the Subaccounts.

We will value the assets of the Subaccounts each business day.

If you object to a material change in the investment policy of a Subaccount in which you have at time a portion of the Policy Account Value, may transfer such portion of the Policy Value, upon written request, from that Subaccount, without charge, to another Subaccount or to Guaranteed Account. You may then change premium and deduction allocation percentages.

                POLICY ACCOUNT VALUE: ALLOCATIONS AND TRANSFERS

The Policy Account Value for this Policy is based on the policy values in the Subaccounts, Guaranteed Account, and the Loan Account to which you have: allocated Net Premiums; transferred account values; and allocated monthly deductions. Each allocation percentage must be a whole number.

ALLOCATION OF NET PREMIUMS. Net Premiums will be allocated to the Subaccounts and the Guaranteed Account on the date we receive such premium payment. The allocation will be based on the premium allocation percentages then in effect. The percentage chosen by you at the time of application will apply until you notify us in writing of a new allocation schedule for premium payments.

ALLOCATION FOR MONTHLY DEDUCTIONS. Monthly Deductions will be allocated to the Subaccounts and Guaranteed Account based on the allocation percentages chosen by you at the time of application or as later changed by written request to us. If we cannot make a monthly deduction on the basis of the allocation schedule then in effect, we will make such deduction and future deductions based on the proportion that your Guaranteed Account Value and the value in your Subaccounts bear to the total unloaned Policy Account Value.

TRANSFERS. We will allow you to make twelve transfers in a Policy Year without charge. We will make a charge for additional transfers in such Policy Year. The maximum charge is shown in the Policy Schedule. The transfer charge will be deducted from the amount being transferred.

TRANSFERS FROM SUBACCOUNTS. You may ask us to transfer all or part of the amount in one of the Subaccounts to another Subaccount or to the Guaranteed Account. The minimum amount for

Form VL106
such transfer is the lesser of the amount shown in the Policy Schedule or the entire value of the Subaccount. The transfer will be made as of the date we receive your written request at our Service Center.

TRANSFERS FROM GUARANTEED ACCOUNT. Within 30 days prior to or following any Policy Anniversary you may ask us to make one transfer for up to 25% of your Guaranteed Account Value to any of the Subaccounts. The minimum amount for such transfer is the lesser of the amount shown in the Policy Schedule or your Guaranteed Account Value on such Policy Anniversary. The date of transfer will be as of the Policy Anniversary if your written request is received prior to the Policy Anniversary; if your written request is received after the Policy Anniversary, the transfer will be made as of the date we receive your request at our Service Center.

SPECIAL TRANSFER RIGHT. During the first two years following the Policy Issue Date, you may request one transfer of the entire Policy Account Value in the Subaccounts to the Guaranteed Account. This request will not count towards the twelve free transfers in a Policy Year and is not subject to a transfer charge.

                             CALCULATION OF VALUES

BASIS OF CALCULATION. Minimum cash surrender values and maximum cost of insurance rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table NB or SB. Cash surrender values are at least equal to those required by law. Reserves are computed by the Commissioners Reserve Valuation Method. A detailed statement of how we calculate the values for this Policy has been filed with the insurance supervisory official of the state in which this Policy is delivered.

CALCULATION OF VALUE OF SUBACCOUNTS. The Policy Account Value in a Subaccount at any time is equal to the number of units this Policy then has in that Subaccount multiplied by the Subaccount's unit value at that time.

Amounts allocated, transferred, or added to a Subaccount are used to purchase units of that Subaccount; units are redeemed when amounts are deducted, transferred or withdrawn. The number of units in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed up to such time.

The unit value of a Subaccount on any Valuation Day is equal to the unit value for that Subaccount on the immediately preceding Valuation Day multiplied by the Net Investment Factor for that Subaccount on that Valuation Day.

VALUATION DAY AND PERIOD. Assets are valued at the close of a Valuation Day. A Valuation Day is each day that the New York Stock Exchange is open for business and any other day in which there is a sufficient degree of trading of the Subaccount's portfolio of securities to materially affect the value of a Subaccount.

A Valuation Period is the time between two successive Valuation Days. Each Valuation Period includes a Valuation Day and any non-Valuation Day or consecutive non-Valuation Days immediately preceding it.

NET INVESTMENT FACTOR. Each Subaccount has its own Net Investment Factor. The Net Investment Factor of the Subaccount for a Valuation Period is (a) divided by
(b) minus (c), where:

         (a)      is:

                  1. the value of the assets in the Subaccount for the preceding Valuation Period; plus

                  2. the investment income and capital gains, realized or unrealized, credited to those assets during the Valuation Period for which the Net Investment Factor is being determined; minus

                  3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

                  4. any amount charged against the Subaccount for taxes, or any amount we set aside during the Valuation Period as a reserve for taxes attributable to the operation or maintenance of the Subaccount; and

         (b)      is the value of the assets in the preceding Valuation Period;
                  and

         (c) is a charge no greater than 1.00% per year (0.002739726% for each day in the Valuation Period) for mortality and expense risks.


Form VL106                                     Page 13

We will value the assets in the Subaccounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

CALCULATION OF GUARANTEED ACCOUNT VALUE. The Guaranteed Account Value at any time is equal to the amounts allocated and transferred to it plus interest credited to it, minus amounts deducted, transferred and withdrawn from it. Amounts deducted, transferred, or withdrawn will be on a last in, first out basis.

We will credit the Guaranteed Account Value with interest at effective annual rates we determine. These rates will not be less than 4%. For the amount in the Guaranteed Account at the beginning of a calendar year, we will determine such interest rates in advance of each calendar year. Such rates will apply to the calendar year which follows the date of determination. For amounts allocated or transferred to the Guaranteed Account during a calendar year, we will determine such interest rates in advance of the date such amount is received or transferred. Such rates will apply to the end of the calendar year in which the payment is received or the transfer is made.

Interest will be credited on each Policy Processing Day as follows:

For amounts in the Guaranteed Account for the entire prior policy month, from the beginning to the end of such policy month;

For amounts allocated to the Guaranteed Account during the prior policy month, from the date we allocate a Net Premium to the Guaranteed Account or receive a loan repayment to the end of the policy month;

For amounts transferred to the Guaranteed Account during the prior policy month, from the date of transfer to the end of the policy month;

For amounts deducted or withdrawn from the Guaranteed Account during the prior policy month, from the beginning of the prior policy month to the date of deduction or withdrawal.

MONTHLY DEDUCTIONS. On each Policy Processing Day, beginning on the Policy Date, we will deduct the following charges from the Policy Account Value:

1.       The Monthly Administrative Charge shown in the Policy Schedule;

2. On the first 12 Policy Processing Days, the Initial Administrative Charge shown in the Policy Schedule;

3. The monthly cost of any benefits provided by rider to this Policy, in accordance with such rider;

4. The monthly cost of insurance charge, as described below, and in accordance with provisions in any rider attached to this Policy.

The monthly cost of insurance charge is: (a) multiplied by the result of (b) minus (c):

         (a) is the current monthly cost of insurance rate per $1000 divided by 1000;

and the result of (b) minus (c) is the net amount at risk where:

         (b)      is your current Death Benefit; and

         (c) is your Policy Account Value (after other deductions but before cost of insurance).

The cost of insurance rates are based on the Insured's Attained Age, Premium Class and duration. For the Initial Face Amount, we will use the Premium Class as of the Policy Issue Date. For each Face Amount increase, we will use the Premium Class and duration applicable to the increase. Current cost of insurance rates will be determined by the Company based on our expectations as to future mortality costs and expenses. However, these rates will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates Per $1000 of Net Amount At Risk shown in the Policy Schedule. If Death Benefit Option A is in effect and there have been Face Amount increases, the Policy Account Value will first be considered as part of the Initial Face Amount. If the Policy Account Value exceeds the Initial Face Amount, it will be considered as a part of the increases in Face Amount in the order of such increases.

OTHER DEDUCTIONS. We also make the following other deductions from the Policy Account Value as they occur:

1.       Charge for partial withdrawal of Net Cash Surrender Value;

2. Surrender charges if during the first 15 Policy Years or within 15 years of the effective date of an increase in Face Amount, you surrender this policy for its Net Cash Surrender Value, reduce the Face Amount of insurance, or this policy lapses at the end of a Grace Period;

3.       Charge to increase the Face Amount of insurance;

Form VL106

4.    Charge for certain transfers of the Policy Account Value.

                           SURRENDERS AND WITHDRAWALS

SURRENDER FOR NET CASH SURRENDER VALUE. You may surrender this Policy for its Net Cash Surrender Value at any time while the Insured is living. The Net Cash Surrender Value of this Policy at any time is equal to the Policy Account Value on such date less any Surrender Charge and any Additional Surrender Charge, less any outstanding policy loan and accrued interest. We will determine the Net Cash Surrender Value on the date we receive your signed written surrender request at our Service Center. Coverage under this Policy will end on the date you send the surrender request to us.

SURRENDER CHARGE. If you surrender this Policy for its Net Cash Surrender Value during the first 15 Policy Years, or if this Policy lapses during the first 15 Policy Years, we will deduct a Surrender Charge from the Policy Account Value. This Surrender Charge has two parts: the Deferred Administrative Charge and the Deferred Sales Charge. The amounts of such charges are shown in the Policy Schedule.

If you request a reduction in the Initial Face Amount during any of the first 15 Policy Years, we will deduct a pro rata Surrender Charge from the Policy Account Value as of the effective date of such reduction. The amount of such pro rata Surrender Charge will be the Surrender Charge multiplied by the amount of the reduction in the Initial Face Amount divided by the Initial Face Amount as of the effective date of such reduction.

We will allocate the pro rata Surrender Charge based on the proportion that your Guaranteed Account Value and the value in your Subaccounts bear to the total unloaned Policy Account Value.

ADDITIONAL SURRENDER CHARGE. If you surrender this Policy for its Net Cash Surrender Value within 15 years of the effective date of an increase in Face Amount or if this policy lapses within 15 years of the effective date of an increase in Face Amount, we will deduct an Additional Surrender Charge from the Policy Account Value. The Additional Surrender Charge has two parts: the Deferred Additional Administrative Charge and the Deferred Additional Sales Charge. The amount of such charge or charges will be shown in the Policy Schedule pages issued when you increase the Face Amount.

If you request a reduction in Face Amount within 15 years of the effective date of a Face Amount increase, we will deduct a pro rata Additional Surrender Charge from the Policy Account Value as of the effective date of such reduction. The amount of such pro rata Additional Surrender Charge will be the Additional Surrender Charge applicable to the Face Amount increase multiplied by the amount of reduction in the Face Amount increase divided by the amount of the Face Amount increase as of the effective date of such reduction.

We will allocate the pro rata Additional Surrender Charge based on the proportion that your Guaranteed Account Value and the value in your Subaccounts bear to the total unloaned Policy Account Value.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE. After the first Policy Year, you may make a written request for a partial withdrawal of the Net Cash Surrender Value, subject to the restrictions below and the minimum amount shown in the Policy Schedule. As of the date we receive your request at our Service Center, we will reduce the Policy Account Value by the amount withdrawn plus the expense charge for a partial withdrawal shown in the Policy Schedule. If Death Benefit Option A is in effect, we will reduce the Face Amount by such amount.

We will allocate the withdrawal and expense charge based on the proportion that your Guaranteed Account Value and the value in your Subaccounts bear to the total unloaned Policy Account Value or to the specified Subaccounts based on the percentages you specify at the time of your withdrawal.

We reserve the right to decline your withdrawal request if: the Face Amount would be reduced below the minimum amount for which we would then issue this policy under our rules; or we determine that the withdrawal would cause this Policy to fail to qualify as life insurance under applicable tax laws, as interpreted by us.


Form VL106                          Page 15

If we approve your request, we will issue revised Policy Schedule pages reflecting the changes, if any. The revised pages will become a part of this Policy. We may require you to return the Policy to make the change.

                             POLICY LOAN PROVISIONS

You may borrow from this Policy while it has a loan value. This Policy will be the only security for the loan. Any policy loan must be for at least the minimum amount shown in the Policy Schedule. The maximum amount which may be borrowed is the Net Cash Surrender Value. We will allocate the loan based on the proportion that your Guaranteed Account Value and the value of your Subaccounts bear to the total unloaned Policy Account Value or to the specified Subaccounts based on the percentages you specify at the time of your loan.

The collateral for the loan will be the loan amount plus accrued interest to the next Policy Anniversary less interest at 4% per annum which will be earned to such Policy Anniversary. The collateral for the loan will be deducted from each account and transferred to the Loan Account. The collateral for any existing loan will be recalculated: (1) when loan interest is paid or treated as part of the loaned amount; (2) when a loan repayment is made; and (3) when a new loan is made.

EFFECT OF LOANS. A policy loan will have a permanent effect on your benefits under this Policy, even if it is repaid. The loan amount which is transferred to the Loan Account will be maintained separately.

INTEREST RATE CHARGED ON LOANS. We will charge interest on loans at the fixed yearly rate of 6%. Loan interest is due at the end of each Policy Year. If you do not pay the interest when it is due, we will add it to the outstanding loan. The unpaid interest will then be treated as part of the loaned amount and bear interest at the policy loan interest rate. We will allocate the unpaid interest based on the percentages you specified for your last loan. If the value in the specified Subaccounts is insufficient to allow the collateral for the unpaid interest to be deducted or no percentages were specified by you, then we will allocate the unpaid interest based on the proportion that your Guaranteed Account Value and the value of your Subaccounts bear to the total unloaned Policy Account Value.

LOAN INTEREST CREDITED. We will credit the Loan Account with interest at an effective annual rate we determine. This rate will not be less than 4%. We will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. Loan interest credited will be transferred to each of your accounts: (1) when loan interest is paid or treated as part of the loaned amount; (2) when a loan repayment is made; and (3) when a new loan is made.

LOAN REPAYMENTS. You may repay all or part of a policy loan at any time while the Insured is alive and this Policy is in force. We will assume that any payments made while there is an outstanding loan on this Policy is a loan repayment, unless you tell us, in writing, that such is a premium payment.

Repayments will first be allocated to the accounts based on the allocation of the outstanding loan from each account as of the date of repayment. Any repayment in excess of the amount of the outstanding loan will be allocated based on the amount of accrued interest for the outstanding loan.

Failure to repay a loan or pay loan interest will not cause this Policy to lapse unless the Net Cash Surrender Value on the Policy Processing Day is less than the monthly deduction due. In that event, the Grace Period provision will apply.

                                PAYMENT OPTIONS

Payments under these Options will not be affected by the investment experience of any Subaccount after proceeds are applied under such Options.

Instead of being paid in one sum, the proceeds of this Policy may be paid under one of the following Options:

OPTION 1 - PROCEEDS AT INTEREST. We will pay interest on the proceeds at 12, 6, 3 or 1 month


Form VL106                          Page 16
intervals, as elected. The interest per interval for each $1,000 of proceeds is shown in the table below:

INTERVAL IN MONTHS             AMOUNT OF INTEREST
------------------             ------------------
       12                             $30.00
        6                              14.89
        3                               7.42
        1                               2.47


OPTION 2 - INSTALLMENTS OF A SPECIFIED AMOUNT. We will pay the proceeds in equal installments of the amount elected with our consent at 12, 6, 3, or 1 month intervals. We will add interest on the balance of proceeds to such balance each year. We will pay installments until the proceeds and interest are exhausted. The last installment will be for the balance only of the proceeds and interest.

OPTION 3 - INSTALLMENTS FOR A SPECIFIED PERIOD. We will pay the proceeds in the number of equal monthly installments certain set forth in the election. We will base the amount of each installment on the Option 3 table. If so elected, the installments may be paid at 12, 6 or 3 month intervals. The amount of each installment in such case will be the product of the monthly installment and the factor shown in the table below:

                                FACTOR APPLIED TO
INTERVALS IN MONTHS            MONTHLY INSTALLMENTS
-------------------            --------------------
       12                             11.839
        6                              5.963
        3                              2.993


OPTION 4 - LIFE INCOME. We will use the proceeds to provide equal monthly installments during the payee's life. We will pay the installments, as elected, either without installments certain or with installments certain for 120 months, for 240 months, or until the proceeds are refunded.

"Until the proceeds are refunded" means until the sum of the installments paid by us equals the amount of proceeds settled under this Option. We will base the amount of each installment on the Option 4 table.

OPTION 5 - JOINT AND SURVIVOR LIFE INCOME. We will use the proceeds to provide equal monthly installments, with a number of installments certain, during the joint lives of the payee and one other person and during the life of the survivor.

We will pay the installments certain for either 120 or 240 months, as elected. We will base the amount of each installment on the Option 5 table.

DATE OF FIRST PAYMENT. We will make the first payment under Option 1 at the end of the first payment interval. We will make the first payment under Option 2, 3, 4 or 5 on the date on which the Option takes effect.

INTEREST. The interest rate underlying all of the above Options is 3% per year. Additional interest may be declared each year by us. Such additional interest will:

1.    increase the interest payment under Option 1;

2.    be added to the proceeds under Option 2; or

3.    increase the installments certain under Option 3, 4 or 5.

WITHDRAWAL OR COMMUTATION. If expressly provided in the election of the Option but not otherwise, the payee will have the right to:

1.    withdraw all or part of the balance of the proceeds under Option 1 or 2;
      or

2. take in one sum the commuted value of any balance of the installments certain under Option 3, 4, or 5.

Partial withdrawals will be subject to our published minimum amount limits in effect at the time the Option is elected. Such commuted value will be based on compound interest at a yearly rate of 3%. Under Option 4 or 5, no installments other than installments certain may be commuted.

We may defer payment of the amount withdrawn or commuted for a period not exceeding 6 months.

SETTLEMENT AT DEATH OF PAYEE. After the death of the payee (the survivor in the case of Option 5), we will make payment as directed in the election of the Option. Such direction is subject to our approval.

The amount subject to such payment will be:

1.    any balance of proceeds, with accrued interest, under Option 1 or 2; or

2.    the value of any remaining installments certain under Option 3, 4 or 5.


Form VL106                           Page 17

                 OPTION 3 - INSTALMENTS FOR A SPECIFIED PERIOD

              MONTHLY INSTALMENTS FOR EACH $1,000 OF THE PROCEEDS
                     OF THIS POLICY SETTLED UNDER OPTION 3

                                     Monthly Instalments Certain
---------------------------------------------------------------------------------------------------
 No.    Amount    No.    Amount    No.    Amount    No.    Amount    No.    Amount    No.    Amount
 ---    ------    ---    ------    ---    ------    ---    ------    ---    ------    ---    ------
 12     $84.47     72    $15.14    132    $ 8.86    192    $ 6.53    252    $ 5.32    312    $ 4.59
 24      42.86     84     13.16    144      8.24    204      6.23    264      5.15    324      4.47
 36      28.99     96     11.68    156      7.71    216      5.96    276      4.99    336      4.37
 48      22.06    108     10.53    168      7.26    228      5.73    288      4.84    348      4.27
 60      17.91    120      9.61    180      6.87    240      5.51    300      4.71    360      4.18


                             OPTION 4 - LIFE INCOME

              MONTHLY INSTALMENTS FOR EACH $1,000 OF THE PROCEEDS
                     OF THIS POLICY SETTLED UNDER OPTION 4
      WHERE THE INCOMES ARE THE SAME THE LONGER CERTAIN PERIOD WILL APPLY.

           Number of Monthly                  Number of Monthly
          Instalments Certain                Instalments Certain
Age of -------------------------- Age of --------------------------
Payee*                    Until   Payee*                    Until
        None  120   240  Proceeds        None   120   240  Proceeds
                           Are                               Are
                         Refunded                          Refunded
------ ----- ----- ----- -------- ------ ----- ----- ----- --------
  5**  $2.75 $2.75 $2.75  $2.74     25   $3.02 $3.02 $3.01  $3.01
  6     2.76  2.76  2.76   2.75     26    3.04  3.04  3.03   3.02
  7     2.77  2.77  2.77   2.76     27    3.06  3.06  3.05   3.04
  8     2.78  2.78  2.78   2.77     28    3.08  3.08  3.07   3.06
  9     2.79  2.79  2.79   2.78     29    3.10  3.10  3.09   3.09

  10    2.80  2.80  2.80   2.79     30    3.13  3.12  3.12   3.11
  11    2.81  2.81  2.81   2.80     31    3.15  3.15  3.14   3.13
  12    2.82  2.82  2.82   2.82     32    3.18  3.17  3.16   3.15
  13    2.83  2.83  2.83   2.83     33    3.20  3.20  3.19   3.18
  14    2.85  2.85  2.84   2.84     34    3.23  3.23  3.22   3.20

  15    2.86  2.86  2.86   2.85     35    3.26  3.26  3.24   3.23
  16    2.87  2.87  2.87   2.86     36    3.29  3.29  3.27   3.26
  17    2.89  2.89  2.88   2.88     37    3.32  3.32  3.30   3.29
  18    2.90  2.90  2.90   2.89     38    3.35  3.35  3.33   3.32
  19    2.92  2.92  2.91   2.91     39    3.39  3.38  3.37   3.35

  20    2.93  2.93  2.93   2.92     40    3.42  3.42  3.40   3.38
  21    2.95  2.95  2.94   2.94     41    3.46  3.46  3.43   3.42
  22    2.96  2.96  2.96   2.95     42    3.50  3.50  3.47   3.45
  23    2.98  2.98  2.98   2.97     43    3.54  3.54  3.51   3.49
  24    3.00  3.00  2.99   2.99     44    3.59  3.58  3.55   3.53


           Number of Monthly                 Number of Monthly
          Instalments Certain               Instalments Certain
Age of -------------------------- Age of --------------------------
Payee*                    Until   Payee*                    Until
       None   120   240  Proceeds        None   120    240 Proceeds
                           Are                                Are
                         Refunded                          Refunded
------ ----- ----- ----- -------- ------ ----- ----- ----- --------
  45   $3.63 $3.63 $3.59  $3.57     65   $5.35 $5.22 $4.79  $4.97
  46    3.68  3.67  3.63   3.61     66    5.51  5.36  4.86   5.08
  47    3.73  3.72  3.68   3.66     67    5.67  5.50  4.93   5.20
  48    3.79  3.77  3.72   3.70     68    5.85  5.65  5.00   5.33
  49    3.84  3.83  3.77   3.75     69    6.04  5.80  5.06   5.47

  50    3.90  3.89  3.82   3.80     70    6.25  5.96  5.12   5.61
  51    3.97  3.95  3.88   3.86     71    6.47  6.14  5.18   5.76
  52    4.03  4.01  3.93   3.91     72    6.71  6.31  5.23   5.93
  53    4.10  4.08  3.99   3.97     73    6.97  6.50  5.28   6.10
  54    4.18  4.15  4.04   4.03     74    7.26  6.69  5.32   6.28

  55    4.25  4.22  4.11   4.10     75    7.56  6.89  5.35   6.48
  56    4.34  4.30  4.17   4.17     76    7.90  7.09  5.39   6.68
  57    4.42  4.38  4.23   4.24     77    8.26  7.29  5.41   6.90
  58    4.52  4.47  4.30   4.31     78    8.65  7.49  5.43   7.13
  59    4.61  4.56  4.37   4.39     79    9.07  7.69  5.45   7.38

  60    4.72  4.66  4.44   4.48     80    9.53  7.89  5.47   7.64
  61    4.83  4.76  4.51   4.56     81   10.03  8.08  5.48   7.91
  62    4.95  4.86  4.58   4.66     82   10.57  8.26  5.49   8.21
  63    5.07  4.98  4.65   4.75     83   11.16  8.43  5.49   8.51
  64    5.21  5.10  4.72   4.86     84   11.79  8.59  5.50   8.83

                                    85+  12.48  8.74  5.50   9.18


*On birthday nearest to due date of first instalment.
** Ages 5 and under.
+Ages 85 and over.


Form SO-1980U                       Page 18

                   OPTION 5 - JOINT AND SURVIVOR LIFE INCOME

              MONTHLY INSTALMENTS FOR EACH $1,000 OF THE PROCEEDS
                     OF THIS POLICY SETTLED UNDER OPTION 5

                                                WITH 120 MONTHLY INSTALMENTS CERTAIN
--------------------------------------------------------------------------------------------------------------------------
Age of                                                   Age of Other Payee*
Insured* -----------------------------------------------------------------------------------------------------------------
           50    51    52    53    54    55    56    57    58    59    60    61    62    63    64    65    70    75    80
-------- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   50    $3.60 $3.63 $3.66 $3.69 $3.72 $3.75 $3.77 $3.80 $3.83 $3.85 $3.88 $3.90 $3.92 $3.95 $3.97 $3.99 $4.08 $4.14 $4.18
   51     3.62  3.65  3.68  3.71  3.74  3.77  3.80  3.83  3.86  3.89  3.91  3.94  3.97  3.99  4.01  4.04  4.13  4.20  4.25
   52     3.64  3.67  3.70  3.74  3.77  3.80  3.83  3.86  3.89  3.92  3.95  3.98  4.01  4.03  4.06  4.08  4.19  4.27  4.32
   53     3.66  3.69  3.72  3.76  3.79  3.82  3.86  3.89  3.92  3.96  3.99  4.02  4.05  4.08  4.11  4.13  4.25  4.34  4.40
   54     3.67  3.71  3.74  3.78  3.81  3.85  3.89  3.92  3.96  3.99  4.02  4.06  4.09  4.12  4.15  4.18  4.31  4.41  4.48

   55     3.69  3.72  3.76  3.80  3.84  3.87  3.91  3.95  3.99  4.02  4.06  4.10  4.13  4.17  4.20  4.23  4.37  4.48  4.56
   56     3.70  3.74  3.78  3.82  3.86  3.90  3.94  3.98  4.02  4.06  4.10  4.13  4.17  4.21  4.25  4.28  4.44  4.56  4.64
   57     3.72  3.76  3.80  3.84  3.88  3.92  3.96  4.00  4.05  4.09  4.13  4.17  4.21  4.25  4.29  4.33  4.50  4.64  4.73
   58     3.73  3.77  3.81  3.86  3.90  3.94  3.99  4.03  4.08  4.12  4.17  4.21  4.25  4.30  4.34  4.38  4.57  4.72  4.82
   59     3.74  3.79  3.83  3.87  3.92  3.96  4.01  4.06  4.10  4.15  4.20  4.25  4.29  4.34  4.38  4.43  4.64  4.80  4.92

   60     3.75  3.80  3.84  3.89  3.94  3.98  4.03  4.08  4.13  4.18  4.23  4.28  4.33  4.38  4.43  4.48  4.71  4.89  5.02
   61     3.77  3.81  3.86  3.91  3.95  4.00  4.05  4.11  4.16  4.21  4.26  4.32  4.37  4.42  4.48  4.53  4.77  4.98  5.12
   62     3.78  3.82  3.87  3.92  3.97  4.02  4.07  4.13  4.18  4.24  4.29  4.35  4.41  4.46  4.52  4.58  4.84  5.07  5.23
   63     3.79  3.83  3.88  3.93  3.99  4.04  4.09  4.15  4.21  4.26  4.32  4.38  4.44  4.50  4.56  4.62  4.91  5.16  5.34
   64     3.80  3.84  3.90  3.95  4.00  4.06  4.11  4.17  4.23  4.29  4.35  4.41  4.48  4.54  4.60  4.67  4.98  5.25  5.45

   65     3.80  3.85  3.91  3.96  4.01  4.07  4.13  4.19  4.25  4.31  4.38  4.44  4.51  4.58  4.64  4.71  5.05  5.35  5.57

   70     3.84  3.89  3.95  4.01  4.07  4.13  4.20  4.27  4.34  4.41  4.49  4.57  4.65  4.73  4.82  4.91  5.36  5.81  6.18

   75     3.86  3.92  3.98  4.04  4.11  4.17  4.25  4.32  4.40  4.48  4.57  4.66  4.75  4.84  4.94  5.05  5.62  6.23  6.78

   80     3.87  3.93  4.00  4.06  4.13  4.20  4.27  4.35  4.44  4.52  4.61  4.71  4.81  4.91  5.02  5.14  5.79  6.54  7.27


*On birthday nearest to due date of first instalment. The amount of the monthly instalment for any combination of ages not shown in this table will be furnished on request.

                                                WITH 240 MONTHLY INSTALMENTS CERTAIN
--------------------------------------------------------------------------------------------------------------------------
Age of                                                   Age of Other Payee*
Insured* -----------------------------------------------------------------------------------------------------------------
           50    51    52    53    54    55    56    57    58    59    60    61    62    63    64    65    70    75    80
-------- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   50    $3.60 $3.63 $3.65 $3.68 $3.71 $3.73 $3.76 $3.79 $3.81 $3.84 $3.86 $3.88 $3.90 $3.92 $3.94 $3.96 $4.03 $4.06 $4.08
   51     3.61  3.64  3.67  3.70  3.73  3.76  3.79  3.82  3.84  3.87  3.89  3.92  3.94  3.96  3.98  4.00  4.08  4.12  4.14
   52     3.63  3.66  3.69  3.72  3.76  3.79  3.82  3.85  3.87  3.90  3.93  3.95  3.98  4.00  4.02  4.05  4.13  4.17  4.19
   53     3.65  3.68  3.71  3.75  3.78  3.81  3.84  3.87  3.90  3.93  3.96  3.99  4.02  4.04  4.07  4.09  4.18  4.23  4.25
   54     3.66  3.70  3.73  3.77  3.80  3.83  3.87  3.90  3.93  3.97  4.00  4.03  4.06  4.08  4.11  4.13  4.23  4.29  4.31

   55     3.68  3.71  3.75  3.79  3.82  3.86  3.89  3.93  3.96  4.00  4.03  4.06  4.09  4.12  4.15  4.18  4.29  4.35  4.38
   56     3.69  3.73  3.77  3.80  3.84  3.88  3.92  3.95  3.99  4.03  4.06  4.10  4.13  4.16  4.19  4.22  4.34  4.41  4.44
   57     3.70  3.74  3.78  3.82  3.86  3.90  3.94  3.98  4.02  4.06  4.09  4.13  4.17  4.20  4.24  4.27  4.40  4.47  4.50
   58     3.72  3.76  3.80  3.84  3.88  3.92  3.96  4.00  4.04  4.09  4.13  4.16  4.20  4.24  4.28  4.31  4.45  4.53  4.57
   59     3.73  3.77  3.81  3.85  3.90  3.94  3.98  4.03  4.07  4.11  4.15  4.20  4.24  4.28  4.31  4.35  4.50  4.59  4.63

   60     3.74  3.78  3.82  3.87  3.91  3.96  4.00  4.05  4.09  4.14  4.18  4.23  4.27  4.31  4.35  4.39  4.55  4.65  4.69
   61     3.75  3.79  3.84  3.88  3.93  3.97  4.02  4.07  4.12  4.16  4.21  4.26  4.30  4.35  4.39  4.43  4.61  4.71  4.76
   62     3.76  3.80  3.85  3.89  3.94  3.99  4.04  4.09  4.14  4.19  4.23  4.28  4.33  4.38  4.42  4.47  4.66  4.77  4.82
   63     3.77  3.81  3.86  3.91  3.95  4.00  4.05  4.10  4.16  4.21  4.26  4.31  4.36  4.41  4.46  4.50  4.70  4.83  4.88
   64     3.77  3.82  3.87  3.92  3.97  4.02  4.07  4.12  4.17  4.23  4.28  4.33  4.39  4.44  4.49  4.54  4.75  4.88  4.94

   65     3.78  3.83  3.88  3.93  3.98  4.03  4.08  4.14  4.19  4.25  4.30  4.36  4.41  4.46  4.52  4.57  4.79  4.93  5.00

   70     3.81  3.86  3.91  3.96  4.02  4.07  4.13  4.19  4.25  4.31  4.38  4.44  4.50  4.57  4.63  4.69  4.97  5.15  5.24

   75     3.82  3.87  3.92  3.98  4.03  4.09  4.16  4.22  4.28  4.35  4.42  4.48  4.55  4.62  4.69  4.76  5.07  5.28  5.38

   80     3.82  3.87  3.93  3.98  4.04  4.10  4.16  4.23  4.29  4.36  4.43  4.50  4.57  4.64  4.71  4.78  5.11  5.33  5.44

*On birthday nearest to due date of first instalment. The amount of the monthly instalment for any combination of ages not shown in this table will be furnished on request.


Form SO-1980U                       Page 19

                                  ENDORSEMENTS




                    A GUIDE TO THE PROVISIONS OF THIS POLICY


                                         PAGE
                                         ----
Allocations and Transfers                 12
Calculation of Values                     13
Death Benefit Provisions                   8
Definitions                                6
General Provisions                         6
Payment Options                           16
Policy Description                         2
Policy Loan provisions                    16
Policy Owner & Beneficiary Provisions      8
Policy Schedule & Specifications           3
Premium Expense Charge                    11
Premium Payment Provisions                10
The Separate Account                      11
Surrenders and Withdrawals                15


Form VL106

           Flexible Premium Adjustable Variable Life Insurance Policy Insurance Proceeds payable upon death before Final Policy Date Policy Account Value payable on Final Policy Date / Adjustable
  Death Benefit Values provided by this Policy are based on declared interest rates of the Guaranteed and Loan Accounts
               and on the investment experience of the Subaccounts
                   Non-participating / Employee Benefit Series



                NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA
          1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312-1181


Form VL106

                                 POLICY SCHEDULE

INSURED         JOHN DOE

POLICY NUMBER   9,000,000                     09/01/2002    POLICY ISSUE DATE

FACE AMOUNT     $50,000.00                    35            ISSUE AGE

DEATH BENEFIT   OPTION A                      09/01/2002    POLICY DATE

PREMIUM CLASS   STANDARD                      09/01/2067    FINAL POLICY DATE


                                    BENEFITS

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE (EBS)
     INITIAL FACE AMOUNT $50,000.00

This Policy provides life insurance coverage on the Insured until the final policy date, provided the Net Cash Surrender Value is sufficient to cover the deductions for the cost to that date of the benefits of this Policy and of any riders. You may have to pay more than the premiums shown below to keep this Policy and coverage in force to that date, and to keep any additional riders in force.

MINIMUM INITIAL PREMIUM - $367.50

PLANNED PERIODIC PREMIUM - $500.00 PAYABLE ANNUALLY

MINIMUM ANNUAL PREMIUM - $367.50

MINIMUM FACE AMOUNT - $50,000.00

MINIMUM PAYMENT - $20.00

PARTIAL WITHDRAWAL - MINIMUM AMOUNT $1,500.00

TRANSFERS - MINIMUM AMOUNT $1,000.00

POLICY LOAN - FIXED 6.00% POLICY LOAN INTEREST RATE

              MINIMUM LOAN AMOUNT $500.00


Form VL106                           PAGE 3

                                 POLICY SCHEDULE
                                   (Continued)

                                                         POLICY NUMBER 9,000,000

                                 EXPENSE CHARGES

PREMIUM EXPENSE CHARGE

      CONSISTS OF THE FOLLOWING:

      1. A Premium Tax Charge of 2% will be deducted from each premium payment for state and local premium taxes. We reserve the right to change this percentage if the applicable law changes or the insured's residence changes.

      2. A percent of premium charge not exceeding 10% will be deducted from each premium payment.


INITIAL ADMINISTRATIVE CHARGE

            $5.00 deducted monthly from the Policy Account Value on the first 12 policy processing days.

MONTHLY ADMINISTRATIVE CHARGE

            $7.50 deducted monthly from the Policy Account Value. We reserve the right to increase this charge, but it will not be greater than $11.00 a month.

FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

            $25.00 deducted from the Policy Account Value whenever you make a partial withdrawal.

FOR AN INCREASE IN FACE AMOUNT

            $60.00 plus $0.50 per $1,000 of increase in face amount, but not greater than $750.00, deducted from the Policy Account Value. We reserve the right to increase this charge, but it will not be greater than $60.00 plus $3.00 per $1,000.

FOR TRANSFERS

            After the first twelve transfers of amounts among your investment options during a Policy Year, we will charge $25.00 for each additional transfer during that Policy Year.


Form VL106                           PAGE 4

                                POLICY SCHEDULE
                                   (Continued)

                                                         POLICY NUMBER 9,000,000

                                SURRENDER CHARGES

If this Policy is surrendered or lapses during the first 15 Policy Years, we will deduct a Surrender Charge from the Policy Account Value in determining its Net Cash Surrender Value. The Surrender Charge consists of Deferred Administrative Charge and the Deferred Sales Charge

The Deferred Administrative Charge at any time during the policy year is the amount shown in the table below for that year, less the amount of any pro rata Deferred Administrative Charge previously paid under this Policy.

The Deferred Sales Charge at any time during the Policy Year is equal to (A) minus (B) where: (A) is the lessor of: (1) the maximum charge shown in the table below for that year; or (2) an amount equal to 35% of all premium payments paid to such time; and (B) is the amount of any pro rata Deferred Sales Charge previously paid under this Policy.

           DEFERRED    MAXIMUM               DEFERRED     MAXIMUM
POLICY     ADMIN       SALES        POLICY   ADMIN        SALES
YEAR       CHARGE      CHARGE       YEAR     CHARGE       CHARGE
1          245.00      437.85       9        171.50       306.50
2          245.00      437.85       10       147.00       262.71
3          245.00      437.85       11       122.50       218.93
4          245.00      437.85       12       98.00        175.14
5          245.00      437.85       13       73.50        131.36
6          245.00      437.85       14       49.00        87.57
7          220.50      394.07       15       24.50        43.78
8          196.00      350.28

If the Face Amount of this Policy is decreased at any time during the first 15 Policy Years, a pro rata share of the Surrender Charge will be deducted.

If the Face Amount of this Policy is increased at any time, and within 15 years of the effective date of such increase you decrease the Face Amount or surrender this Policy, a Deferred Administrative Charge and Deferred Additional Sales Charge will be deducted.


Form VL106                           PAGE 4A

                                 POLICY SCHEDULE
                                   (Continued)


                                                         POLICY NUMBER 9,000,000


GUARANTEED MONTHLY COST OF INSURANCE RATES PER $1,000 NET AMOUNT AT RISK

ATTAINED               ATTAINED                 ATTAINED
  AGE         RATE       AGE          RATE         AGE        RATE
   35       0.20833       57        1.37917         79        8.32583
   36       0.22250       58        1.49417         80        8.92833
   37       0.24083       59        1.61333         81        9.59250
   38       0.26167       60        1.74417         82       10.33583
   39       0.28583       61        1.89333         83       11.16750
   40       0.31250       62        2.06250         84       12.08083
   41       0.34500       63        2.25750         85       13.00667
   42       0.37750       64        2.47167         86       13.97917
   43       0.41417       65        2.70417         87       14.91917
   44       0.45167       66        2.94417         88       15.97833
   45       0.49500       67        3.19417         89       17.00333
   46       0.53750       68        3.44500         90       18.11833
   47       0.58417       69        3.71333         91       19.29833
   48       0.63333       70        4.00500         92       20.57333
   49       0.68750       71        4.33500         93       22.12083
   50       0.74583       72        4.71333         94       24.11333
   51       0.81167       73        5.14333         95       27.07417
   52       0.88583       74        5.61583         96       31.74750
   53       0.97000       75        6.13667         97       39.80750
   54       1.06417       76        6.67583         98       54.78167
   55       1.16333       77        7.22000         99       83.33333
   56       1.27000       78        7.76417


Form VL106                           PAGE 5